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                                                                EXHIBIT 99(m)(4)

                                     [LOGO]
                                    ProFunds

                DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT

Name:     __________________________
Address:  __________________________
          __________________________
          __________________________


Ladies and Gentlemen:

     ProFunds (the "Trust") is an open-end management investment company organized as a Delaware business trust and registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"). On behalf of each of the ProFund series of the Trust identified in Schedule A, as amended from time to time ("Funds"), the Trustees of the Trust have adopted a Distribution and Service Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act that, among other things, authorizes Concord Financial Group, Inc. ("Concord"), as principal underwriter of the shares of the Funds, to enter into this Agreement with you (the "Authorized Firm"), concerning the financing of activities and services (collectively, "Services") set forth in
Section 2 on behalf of your clients, members, or customers ("Customers") who may from time to time be investors, or prospective investors, in the Service Class shares (the "Shares") of the Funds. The terms and conditions of this Agreement are as follows:

1.   REFERENCE TO PROSPECTUS; DETERMINATION OF NET ASSET VALUE.

1.1. Reference is made to the prospectus for the Shares of each Fund as from time to time are effective under the Securities Act of 1933 (the "1933 Act"). Terms defined therein and not otherwise defined herein are used herein with the meaning so defined.

1.2. For purposes of determining the fees payable to you under Section 3, the average daily net asset value of a Fund's Shares will be computed in the manner specified in the Trust's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of such Fund's Shares for purposes of purchases and redemptions.

2.    SERVICES OF AUTHORIZED FIRM.

2.1. The Authorized Firm is hereby authorized and may from time to time undertake to perform, or arrange for the performance of, some or all of the following non-exclusive list of Services:

     . the provision of personal and continuing services to beneficial owners of Shares;
     .    receiving, aggregating and processing purchase, exchange and redemption orders of shareholders;
     .    providing and maintaining retirement plan records;
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     .    communicating periodically with shareholders concerning administrative issues relating to their accounts, and answering questions and handling correspondence from shareholders about their accounts;
     . maintaining account records and providing beneficial owners with account statements;
     .    processing dividend payments for Shares held beneficially;
     .    providing sub-accounting services for Shares held beneficially;
     .    issuing shareholder reports and transaction confirmations;
     .    forwarding shareholder communications to beneficial owners of Shares;
     . receiving, tabulating and transmitting proxies executed by beneficial owners of Shares;
     .    performing daily investment ("sweep") functions for shareholders;
     .    providing investment advisory services;
     .    general account administration activities;
     . advertising, preparation of sales literature and other promotional materials, and related printing and distribution expenses;
     . paying employees or agents of the distributor of the Shares, other securities broker-dealers, sales personnel, or "associated persons" of the Trust who engage in or support the provision of services to investors and/or distribution of the Shares, including salary, commissions, telephone, travel and related overhead expenses;
     .    incurring expenses of training sales personnel regarding the Funds;
     . preparing, printing and distributing prospectuses, statements of additional information and reports to prospective investors;
     .    organizing and conducting sales seminars and meetings;
     . paying fees to one or more Authorized Firms in respect of the average daily value of Shares beneficially owned by investors for whom the Authorized Firm is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Authorized Firm has a servicing relationship;
     . incurring costs and expenses in implementing and operating the Plan, including capital or other expenses of associated equipment, rent, salaries, bonuses, interest, and other overhead or financing charges; and
     . such other similar activities and services as determined by the Trust's Board of Trustees from time to time.

2.2. The Authorized Firm is specifically authorized to distribute the Prospectus and Statement of Additional Information and sales material received from Concord. No person is authorized to distribute any other sales material relating to a Fund without Concord's prior written approval. The Authorized Firm further agrees to deliver, upon Concord's request, copies of any relevant amended Prospectus and Statement of Additional Information to shareholders of the Trust to whom it has sold Shares. As agent for its customers, the Authorized Firm shall not withhold placing customers' orders for any Shares so as to profit itself as a result of such withholding and shall not purchase any Shares from Concord except for the purpose of covering purchase orders already received.

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     Notice will be given to the Authorized Firm of any repurchase or redemption within ten days of the date on which the tender of Shares for redemption is delivered to Concord or to the Trust. Neither party to this Agreement shall purchase any Shares from a record holder at a price lower than the net asset value next computed by or for the Trust. Nothing in this subparagraph shall prevent the Authorized Firm from selling Shares for the account of a record holder to Concord or the Trust and charging the investor a fair commission for handling the transaction. Any order placed by the Authorized Firm for the repurchase of Shares of a Fund is subject to the timely receipt by the Trust or its designee of all required documents in good order. If such documents are not received within a reasonable time after the order is placed, the order is subject to cancellation, in which case the Authorized Firm agrees to be responsible for any loss resulting to the Trust or to Concord from such cancellation.

     Concord will furnish the Authorized Firm, upon request, with offering prices for the Shares in accordance with the then-current Prospectuses for the Funds, and the Authorized Firm agrees to quote such prices subject to confirmation by Concord on any Shares offered to the Authorized Firm for sale. The public offering price shall equal the net asset value per Share of a Fund plus a front-end sales load, if applicable. For Funds with a front-end sales load, the Authorized Firm will receive a discount from the public offering price as outlined in the current Prospectus. For Funds with a contingent deferred sales load, the Authorized Firm will receive from Concord, or a paying agent appointed by Concord or the Trust, a commission in the amount shown in Schedule B. Concord reserves the right to waive sales charges. Each price is always subject to confirmation, and will be based upon the net asset value next computed after receipt by the Trust or its designee of an order that is in good form. The Authorized Firm acknowledges that it is its responsibility to date and time stamp all orders received by it and to transmit such orders promptly to the Trust or its designee. The Authorized Firm further acknowledges that any failure to promptly transmit such orders that causes a purchaser of Shares to be disadvantaged, based upon the pricing requirements of Rule 22c-1 under the 1940 Act, shall be its sole responsibility. Concord reserves the right to terminate this Agreement at any time, effective immediately, if any Shares shall be offered for sale by the Authorized Firm at less than the then-current offering price determined by or for the applicable Fund.

     With respect to orders that are placed for the purchase of Fund Shares, unless otherwise agreed, settlement shall be made with the Trust within three (3) business days after acceptance of the order. If payment is not so received or made, Concord reserves the right to cancel the sale, or, at its option, to sell the Shares to the Funds at the then prevailing net asset value. In this event or in the event that the Authorized Firm cancels the trade for any reason, the Authorized Firm agrees to be responsible for any loss resulting to the Funds or to Concord from its failure to make payments as aforesaid. The AuthorizedFirm shall not be entitled to any gains generated thereby.

     The Authorized Firm shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by wire or telephone for purchases, exchanges or redemptions, and shall indemnify Concord against any claims by its customers as a result of its failure to properly transmit their instructions. In addition,

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     the Authorized Firm agrees to guarantee the signatures of its customers when such guarantee is required by the Prospectus of a Fund. In that connection, the Authorized Firm agrees to indemnify and hold harmless all persons, including Concord and the Funds' Transfer Agent, against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

2.3. The Authorized Firm will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in the Authorized Firm's business, or any personnel employed by the Authorized Firm) as may be reasonably necessary or beneficial in order to provide such Services.

2.4. The minimum dollar purchase of a Fund's Shares (including Shares being acquired by Customers pursuant to any exchange privileges described in the Fund's prospectus) shall be the applicable minimum amount set forth in the prospectus of such Fund, and no order for less than such amount shall be accepted by the Authorized Firm. The procedures relating to the handling of orders shall be subject to instructions which Concord shall forward from time to time to the Authorized Firm. All orders for a Fund's Shares are subject to acceptance or rejection by the Trust in its sole discretion, and the Trust may, in its discretion and without notice, suspend or withdraw the sale of a Fund's Shares, including the sale of such Shares to the Authorized Firm for the account of any Customer or Customers.

2.5. In no transaction shall the Authorized Firm act as dealer for its own account; the Authorized Firm shall act solely for, upon the specific or pre-authorized instructions of, and for the account of, its Customers. For all purposes of this Agreement, the Authorized Firm will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust, Concord or any dealer of the Shares in any matter or in any respect. No person is authorized to make any representations concerning the Trust or a Fund's Shares except those representations contained in the Fund's then-current prospectus and statement of additional information and in such printed information as the Trust may subsequently prepare.

2.6. The Authorized Firm and its employees will, upon request, be available during normal business hours to consult with Concord or its designees concerning the performance of the Authorized Firm's responsibilities under this Agreement. Any person authorized to direct the disposition of monies paid or payable pursuant to Section 3 of this Agreement will provide to the Trust's Board of Trustees, and the Trust's Trustees will review at least quarterly, a written report of the amounts so expended and describe the purposes for which the expenditures are made.

     In addition, the Authorized Firm will furnish to Concord or its designees such information as Concord or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of Services as described herein), and will otherwise cooperate with Concord and its designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

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3.   FEES.

3.1. In consideration of the costs and expenses of furnishing the Services and facilities provided by the Authorized Firm hereunder, and subject to the limitations of applicable law and regulations and the rules of the National Association of Securities Dealers, Inc. ("NASD'), the Authorized Firm will be compensated and/or reimbursed (as applicable) monthly at an annual rate of up to, but not more than, 1.00% of the average daily net assets of each Fund attributable to the Fund's Shares which are attributable to or held in the name of the Authorized Firm for its Customers. The fee will not be paid to the Authorized Firm with respect to Shares of a Fund that are redeemed or repurchased by the Trust within seven business days of receipt of confirmation of such sale.

3.2. The fee rate with respect to any Fund may be prospectively increased or decreased by Concord, in its sole discretion, at any time upon notice to the Authorized Firm.

4.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

4.1. The Authorized Firm agrees to comply with all applicable laws, including federal and state securities laws, the Rules and Regulations of the Securities and Exchange Commission and the Conduct Rules of the NASD. The Authorized Firm has received a list of the states or other jurisdictions in which Shares of the Funds have been registered for sale under, or otherwise qualified for sale pursuant to, the respective securities laws of such states and jurisdictions. The Authorized Firm agrees that it will not offer a Fund's Shares to persons in any jurisdiction in which such Shares are not registered or otherwise qualified for sale.

4.2 By written acceptance of this Agreement, the Authorized Firm represents, warrants, and agrees that, to the extent required by law: (i) the Authorized Firm has all necessary qualifications, authorizations and/or registrations relating to the Authorized Firm's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the Authorized Firm performed in connection with the discharge of its responsibilities under this Agreement; (ii) the Authorized Firm will provide to Customers a schedule of the services it will perform pursuant to this Agreement and a schedule of any fees that the Authorized Firm may charge directly to Customers for services it performs in connection with investments in the Trust on the Customer's behalf; and (iii) any and all compensation payable to the Authorized Firm by Customers in connection with the investment of their assets in the Trust will be disclosed by the Authorized Firm to Customers and will be authorized by Customers and will not result in an excessive fee to the Authorized Firm.

4.3. The Authorized Firm agrees to comply with all requirements applicable to it by reason of all applicable laws, including federal and state securities laws, the rules and regulations of the SEC, including, without limitation, all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, and the 1940 Act. Concord has furnished the Authorized Firm with a list of the states or other jurisdictions in which the Trust believes the Shares of the Funds are qualified for sale, and the Authorized Firm agrees that it will not purchase a Fund's Shares on behalf of a

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     Customer's account in any jurisdiction in which such Shares are not qualified for sale. The Authorized Firm further agrees that it will maintain all records required by applicable law or otherwise reasonably requested by Concord relating to the services provided by it pursuant to the terms of this Agreement.

4.4. The Authorized Firm agrees that under no circumstances shall Concord or the Trust be liable to the Authorized Firm or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the Plan.

5.   EXCULPATION; INDEMNIFICATION.

5.1. Concord shall not be liable to the Authorized Firm and the Authorized Firm shall not be liable to Concord except for acts or failures to act which constitute lack of good faith or negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by Concord or by the Authorized Firm of compliance with any applicable law, rule, or regulation.

5.2. The Authorized Firm will indemnify Concord and hold it harmless from any claims or assertions relating to the lawfulness of the Authorized Firm's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the Authorized Firm performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, Concord shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by the Authorized Firm.

6.   EFFECTIVE DATE; TERMINATION.

6.1. This Agreement will become effective with respect to each Fund on the date of its acceptance by the Authorized Firm. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund until terminated in accordance with its terms, provided that the continuance of the Plan is specifically approved at least annually in accordance with the terms of the Plan.

6.2. This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act) or upon termination of the Plan. This Agreement may be terminated with respect to any Fund by Concord or by the Authorized Firm, without penalty, upon sixty days' prior written notice to the other party. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the Plan Trustees (as defined in the Plan) or a majority of the outstanding Shares of a Fund on sixty days' written notice.

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7.   GENERAL.

7.1. All notices and other communications to either the Authorized Firm or the Trust will be duly given if mailed, telegraphed or telecopied to the appropriate address set forth below or at such other address as either party may provide in writing to the other party:

     if to Concord:                          Concord Financial Group, Inc.
                                             3435 Stelzer Road
                                             Suite 1000
                                             Columbus, Ohio 43219-3035
                                             Attn: President

     if to the Authorized Firm:              __________________
                                             __________________
                                             __________________


7.2. Concord may enter into other similar agreements for the provision of Services with any other person or persons without the Authorized Firm's consent.

7.3. Upon receiving the written consent of Concord, the Authorized Firm may, at its expense, subcontract with any entity or person concerning the provision of the Services contemplated hereunder; provided, however, that the Authorized Firm shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Authorized Firm shall be responsible, to the extent provided in
     Article 5 hereof, for all acts of such subcontractor as if such acts were its own.

7.4. This Agreement supersedes any other agreement between Concord and the Authorized Firm relating to the Services described herein in connection with a Fund's Shares and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein shall be deemed to have been material and relied on by each party, notwithstanding any investigation made by either party or on behalf of either party, and shall survive the execution and delivery of this Agreement. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Ohio and shall bind and inure to the benefit of the parties hereto and their respective successors.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

                                    Concord Financial Group, Inc.

                                    By:  __________________________________
                                    Title:_______________________________

The foregoing Agreement is hereby accepted:



_____________________________________
Authorized Firm

By:__________________________________
Title:  _____________________________

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                                   SCHEDULE A
             TO THE DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT

Money Market ProFund                                    Healthcare UltraSector ProFund
Bull ProFund                                            Industrial UltraSector ProFund
UltraBull ProFund                                       Internet UltraSector ProFund
Bear ProFund                                            Pharmaceuticals UltraSector ProFund
UltraBear ProFund                                       Precious Metals UltraSector ProFund
UltraOTC ProFund                                        Real Estate UltraSector ProFund
UltraShort OTC ProFund                                  Semiconductor UltraSector ProFund
UltraEurope ProFund                                     Technology UltraSector ProFund
UltraSmall-Cap ProFund                                  Telecommunications UltraSector ProFund
UltraMid-Cap ProFund                                    Utilities UltraSector ProFund
UltraJapan ProFund                                      Wireless Communications UltraSector
Basic Materials UltraSector ProFund                     ProFund
Biotechnology UltraSector ProFund                       OTC ProFund
Consumer Cyclical UltraSector ProFund                   Airline UltraSector ProFund
Consumer Non-Cyclical UltraSector                       Banking UltraSector ProFund
ProFund                                                 Entertainment and Leisure UltraSector
Energy UltraSector ProFund                              ProFund
Financial UltraSector ProFund                           Oilfield Equipment and Services
                                                        UltraSector ProFund

                                   SCHEDULE B
TO THE DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT


                          Commission Amount Payable for
                Funds Charging a Contingent Deferred Sales Load


1.  __                       __ percent of the public offering price

2.  __                       Not Applicable